CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in this Registration Statement on Form N-1A of SerenityShares Core U.S. ETF, SerenityShares Core Multi-Asset ETF, and SerenityShares Impact ETF, each a series of ETF Series Solutions, under the heading “Independent Registered Public Accounting Firm” in the Prospectus and Statement of Additional Information.

/s/ Cohen & Company, Ltd.
Cohen & Company, Ltd.
Cleveland, Ohio
February 16, 2017